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Aurora Foods Inc.                                                   Exhibit 99.1
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                                                                            NEWS



                                       Contact:  Mark Kollar
                                                 Broadgate Consultants, Inc.
                                                 212-232-2222

FOR IMMEDIATE RELEASE
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FINAL
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            Aurora Foods' Shareholder Lawsuit Settlement Confirmed
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ST. LOUIS,  May 11, 2001 -- Aurora Foods Inc. (NYSE:AOR) announced that the
United States District Court for the Northern District of California today confirmed the settlement of all class action and derivative suits brought against the Company relating to the earnings restatements announced in February 2000.

     As a result of the settlement, the Company anticipates it will record a net, after-tax, non-cash gain in the range of $2 million to $3 million in the second quarter of 2001 related to its receipt of shares from former management.

ABOUT AURORA FOODS

     Aurora Foods Inc., which is based in St. Louis, is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mixes, Log Cabin(R) and Mrs. Butterworth's(R) syrup, Lender's(R) bagels, Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood, Aunt Jemima(R) frozen breakfast products, Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. Aurora's products can be found in all Retail classes of trade, and Foodservice, and command strong positions in their respective categories and/or markets.
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Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in the Company's filing with the Securities and Exchange Commission.

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